      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2000
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            JONES PHARMA INCORPORATED
             (Exact name of Registrant as specified in its charter)

      DELAWARE                                              43-1229854
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)

               1945 Craig Road, St. Louis, MO 63146 (314) 576-6100
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          The 1997 Incentive Stock Plan
           1999 Equity Participation Plan for Non-Management Directors
                            (Full title of the Plans)

                                 DENNIS M. JONES
                              Chairman of the Board
                            JONES PHARMA INCORPORATED
                                 1945 Craig Road
                               St. Louis, MO 63146
                                 (314) 576-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)



                                                   CALCULATION OF REGISTRATION FEE
===================================== ======================== ================= ===================== ==================

                                                                   Proposed           Proposed
                 Title of                                      Maximum Offering       Maximum
                Securities                    Amount                 Price           Aggregate            Amount of
                  to be                        to be              Per Share           Offering          Registration
                Registered                  Registered                                 Price                 Fee
------------------------------------- ------------------------ ----------------- --------------------- ------------------
Common Stock, $.04 par value          2,351,250 shares         $  37.41 (1)      $  38,788,448.34 (1)  $  15,076.89
                                                               $  13.07 (2)      $  15,854,550.00 (2)
                                                               $  24.36 (3)      $   2,466,450.00 (3)
===================================== ======================== ================= ========================================

(1) Determined as to 1,036,951 shares pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculation of the registration fee. Based upon the average of the high and low sales prices as reported by the Nasdaq National Market for June 30, 2000.

(2) Determined as to 1,213,049 shares pursuant to the weighted average exercise price of options granted under The 1997 Incentive Stock Plan prior to the date hereof.

(3) Determined as to 101,250 shares pursuant to the weighted average exercise price of options granted under the 1999 Equity Participation Plan for Non-Management Directors prior to the date hereof.

                   ------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         This Registration Statement incorporates by reference certain documents which are not presented herein or delivered herewith. All documents subsequently filed by JONES PHARMA INCORPORATED ("Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         The following documents, which have been filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Registration Statement:

         (A) Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         (B) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1999; and

         (C) Description of the Company's Common Stock, $.04 par value, contained in the Company's Post-Effective Amendment No. 1 on Form 8-A/A (File No. 000-15098) filed June 10, 1997.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

         Copies of any such documents, other than exhibits to such documents, are available without charge upon request from JONES PHARMA INCORPORATED, 1945 Craig Road, St. Louis, Missouri 63146, Attention: Judith A. Jones, Secretary (telephone 314-576-6100).

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock being offered hereby will be passed upon for the Company by Greensfelder, Hemker & Gale, P.C. ("GH&G"), 2000 Equitable Building, 10 South Broadway, St. Louis, Missouri 63102. GH&G and certain of its officers (including Edward A. Chod, an officer of GH&G, who serves as a director of the Company) beneficially owned an aggregate of approximately 40,000 shares of Common Stock as of June 21, 2000.

         The consolidated financial statements of the Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, appearing in its Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are, and will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The provisions of Section 145 of Chapter One of Title 8 of the Delaware Code, as amended (Section 145 of the General Corporation Law of the State of Delaware), provide:

         Section 145. Indemnification of officers, directors, employees and agents; insurance.

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
         (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had


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


         continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 8.  EXHIBITS

       5.1  Opinion and consent of Greensfelder, Hemker & Gale, P.C.

      23.1  Consent of Greensfelder, Hemker & Gale, P.C. (included in Exhibit
            5.1 above).

      23.2  Consent of Ernst & Young LLP.

ITEM 9.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


                                * * * * * * * * *

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, State of Missouri, on the 6th day of July, 2000.

                                             JONES PHARMA INCORPORATED

                                         By: /s/  Dennis M. Jones
                                            ------------------------------------
                                            Dennis M. Jones, President

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of JONES PHARMA INCORPORATED, do hereby constitute and appoint Dennis M. Jones and Judith A. Jones, or either of them, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which Dennis M. Jones and Judith A. Jones, or either of them, may deem necessary or advisable to enable Jones Medical Industries, Inc., to comply with the Securities Act of 1933, as amended, and any sales, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any of us in our names in the capacities indicated below, and any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that Dennis M. Jones and Judith A. Jones, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



              SIGNATURES                                TITLE                                DATE
              ----------                                -----                                ----
/s/  Dennis M. Jones
----------------------------------       Chairman of the Board, President, Chief          July 6, 2000
Dennis M. Jones, President               Executive Officer and Director

/s/  Judith A. Jones
----------------------------------       Principal Financial Officer, Executive Vice      July 6, 2000
Judith A. Jones                          President, Secretary, Treasurer and Director


/s/  G. Andrew Franz
----------------------------------       Executive Vice President, Chief Operating        July 6, 2000
G. Andrew Franz                          Officer and Director

/s/  Michael T. Bramblett
----------------------------------       Executive Vice President and Director            July 6, 2000
Michael T. Bramblett

/s/  Edward A. Chod                      Director                                         July 6, 2000
----------------------------------
Edward A. Chod

                                         Director                                         July   , 2000
----------------------------------                                                            ---
J. Hord Armstrong, III

                                         Director                                         July   , 2000
----------------------------------                                                            ---
Thomas F. Patton